Exhibit (d)(iii)(j)(d)

AMENDMENT NO. 4

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 4 to the Investment Advisory Agreement (“Amendment No. 4”), dated as of March 16, 2006, between Enterprise Capital Management, Inc., a Georgia corporation (“Manager”), and Montag & Caldwell, Inc., a Georgia corporation (the “Adviser”).

The Manager and the Adviser agree to modify the Investment Advisory Agreement, dated as of December 28, 2004, as amended by Amendment No. 1 dated as of June 30, 2005, Amendment No. 2 dated as of July 29, 2005 and Amendment No. 3 dated as of September 3, 2005 (together, the “Agreement”), as follows:

1. The Manager hereby reaffirms its appointment of the Adviser to the AXA Enterprise Growth Fund of The Enterprise Group of Funds, Inc. (“Corporation”).

2. Appendix A to the Agreement, setting forth the Fund of the Corporation for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to such Fund is hereby replaced in its entirety by Appendix A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 4 as of the date first above set forth.

ENTERPRISE CAPITAL MANAGEMENT, INC.		MONTAG & CALDWELL, INC.

By:	/s/ Steven M. Joenk	By:	/s/ Rebecca M. Keister
Name:	Steven M. Joenk	Name:	Rebecca M. Keister
Title:	President	Title:	Executive Vice President

APPENDIX A

AMENDMENT NO. 4

TO THE

INVESTMENT ADVISORY AGREEMENT

Fund	Annual Advisory Fee*

AXA Enterprise Growth Fund	0.30% of the Fund’s average daily net assets up to and including $100 million; 0.25% of the Fund’s average daily net assets over $100 million and up to and including $200 million; and 0.20% of the Fund’s average daily net assets in excess of $200 million.

*	The daily advisory fee for the Fund is calculated by multiplying the aggregate net assets of the Fund at the close of the immediately preceding business day by the annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.